Exhibit 99.2
BXP ANNOUNCES 4TH QUARTER AND FULL YEAR 2022 RESULTS; REPORTS Q4 EPS OF $0.78 AND FFO PER SHARE OF $1.86

Executes 1.1 Million SF of Leases in Q4 for a Total of 5.7 Million SF Leased in 2022

BOSTON, MA, January 31, 2023 - BXP (NYSE: BXP), the largest publicly traded developer, owner, and manager of premier workplaces in the United States, reported results today for the fourth quarter and full year ended December 31, 2022.
Financial highlights for the fourth quarter include:
•Revenue increased 8.0% to $789.8 million for the quarter ended December 31, 2022, as compared to $731.1 million for the quarter ended December 31, 2021.
•Net income attributable to common shareholders of $121.8 million, or $0.78 per diluted share (EPS), for the quarter ended December 31, 2022, compared to $184.5 million, or $1.18 per diluted share, for the quarter ended December 31, 2021.
•Funds from Operations (FFO) of $292.9 million, or $1.86 per diluted share, for the quarter ended December 31, 2022, compared to FFO of $243.0 million, or $1.55 per diluted share, for the quarter ended December 31, 2021.
•EPS for the fourth quarter fell short of the mid-point of BXP’s guidance by $0.16 primarily due to a $0.29 per diluted share non-cash impairment charge related to BXP’s investment in Dock 72 in Brooklyn, New York, in which BXP has a 50% interest.
•FFO per diluted share exceeded the mid-point of BXP’s guidance by $0.01 due to portfolio outperformance.
BXP also provided updated guidance for first quarter 2023 EPS of $0.52 - $0.54 and FFO of $1.66 - $1.68 per diluted share, and full year 2023 EPS of $2.36 - $2.46 and FFO of $7.08 - $7.18 per diluted share.
The mid-point of the updated guidance for full year 2023 EPS is projected to be $0.07 per share greater than the guidance provided on October 25, 2022, primarily due to decreased depreciation and amortization expense. The mid-point of the updated guidance for full year 2023 FFO per diluted share is projected to be $0.09 per share lower on a net basis than the guidance provided on October 25, 2022.
The items that positively impact BXP’s updated 2023 guidance range include:
•Greater projected contributions from acquisitions and development activities;
•Lower net interest expense from greater earnings on cash balances and greater capitalized interest; and
•Additional projected development and management services income.

–more–

These three items aggregate $0.06 per share of greater EPS and FFO per diluted share than in BXP’s October 25, 2022 guidance for full year 2023.
This is offset by $0.15 per share of lower projected EPS and FFO per diluted share, which was not originally included in BXP’s October 25, 2022 full year 2023 guidance, as a result of:
•the closure and demolition of a 1,132 space parking facility to allow for the commencement of development of 290 Binney Street in Cambridge, Massachusetts, which is 100% pre-leased to AstraZeneca and
•the incremental net interest expense associated with BXP’s operating partnership’s -Boston Properties Limited Partnership (“BPLP”) $750 million senior unsecured notes offering, which closed on November 7, 2022.
See “EPS and FFO per Share Guidance” below.
Fourth quarter and recent business highlights include:
•Executed approximately 1.1 million square feet of leases having a weighted-average lease term of 7.8 years.
•Fully placed in-service two projects:
◦Reston Next, a premier workplace project consisting of two buildings totaling approximately 1.1 million square feet, located in Reston, Virginia. Including leases that have not yet commenced, this project is 90% leased.
◦880 Winter Street, an approximately 244,000 square foot laboratory/life sciences project located in Waltham, Massachusetts. Including leases that have not yet commenced, this project is currently 97% leased.
BXP’s occupancy declined by 30 basis points in the fourth quarter of 2022 to 88.6%, primarily due to fully placing in-service Reston Next and 880 Winter Street, which have leases for which revenue recognition has not commenced in accordance with GAAP. Excluding the impact of placing these two properties in-service, occupancy would have increased in the fourth quarter of 2022 by 20 basis points to 89.1%.
•Commenced the redevelopment of 105 Carnegie Center, located in Princeton, New Jersey. 105 Carnegie Center is currently a 70,000 square foot property that will be redeveloped into an approximately 73,000 square foot laboratory/life sciences space.
•Completed the acquisition of an approximate 27% interest in the joint venture that owns 200 Fifth Avenue for a gross purchase price of approximately $280.1 million, which includes $120.1 million of cash and BXP’s pro rata share of the outstanding loan secured by the property of $160.0 million. 200 Fifth Avenue is a 14-story, approximately 855,000 square-foot, LEED Gold certified, premier workplace located in the Midtown South submarket of Manhattan, New York that is approximately 93% leased. BXP serves as the managing member and provides customary leasing and property management services for the joint venture.

–more–

•Completed the disposition of the residential component of The Avant at Reston Town Center, located in Reston, Virginia, for a gross sale price of $141.0 million. Net cash proceeds totaled approximately $139.6 million, resulting in a gain on sale of real estate of approximately $55.6 million. The Avant is a 15-story, approximately 329,000 square foot, 359-unit, luxury multifamily building. BXP retained ownership of the approximately 26,000 square foot ground-level retail space.
•BPLP completed a green bond offering of $750.0 million of 6.750% unsecured senior notes due December 2027. The aggregate net proceeds from the offering were approximately $743.5 million after deducting underwriting discounts and transaction expenses.
•On January 4, 2023, BPLP closed on a $1.2 billion unsecured term loan facility that matures in May 2024, with one, twelve-month extension option subject to the satisfaction of customary conditions. As of January 4, 2023, the term loan bore interest at a variable rate equal to adjusted Term SOFR plus 0.85% per annum. A portion of the proceeds were used to repay in full BPLP’s $730.0 million term loan that was scheduled to mature in May 2023, resulting in incremental proceeds of approximately $466.0 million.
•In January 2023, BXP commenced the development of 290 Binney Street, an approximately 570,000 net rentable square foot laboratory/life sciences project in Cambridge, Massachusetts. Concurrently with the commencement of this project, BXP removed from service and began demolition of the existing Kendall Center Blue Parking Garage to support the development of this project. 290 Binney Street is 100% pre-leased to AstraZeneca.
•Earned national recognition as an industry leader and furthered BXP’s commitments to ESG and sustainability performance:
◦Awarded Nareit’s 2022 Leader in the Light Award in the office property sector. This award is the highest achievement for Office REITs and acknowledges BXP’s leadership in demonstrating outstanding sustainability practices throughout the year.
◦Named to Newsweek’s list of America’s Most Responsible Companies for 2023. BXP ranked first in the Real Estate & Housing industry with an increased ranking of 29th overall out of the 500 companies included and had the third highest environmental score.
◦Named to the Dow Jones Sustainability Index (DJSI) North America for 2022, its second consecutive year in the highly selective index. BXP was one of eight real estate companies that qualified.
Financial highlights for the year ended December 31, 2022 include:
•Net income attributable to common shareholders of $848.9 million, or $5.40 per diluted share (EPS) for the year ended December 31, 2022, compared to $496.2 million, or $3.17 per diluted share, for the year ended December 31, 2021.

•Funds from Operations (FFO) of $1.2 billion, or $7.53 per diluted share for the year ended December 31, 2022, compared to FFO of $1.0 billion , or $6.56 per diluted share, for the year ended December 31, 2021.

–more–

Full year 2022 business highlights include:
•Executed a total of approximately 5.7 million square feet of leases. Notables leases include:
◦An approximately 570,000 rentable square foot lease with AstraZeneca to lease the first phase of a life sciences development at 290 Binney Street in Cambridge, Massachusetts.
◦An approximately 330,000 square foot renewal and expansion with a financial services firm at 601 Lexington Avenue in New York City, NY.
◦An approximately 225,000 square foot lease with the Broad Institute for the planned office-to-lab conversion at 300 Binney Street located in Cambridge, Massachusetts.
•Fully placed in-service three development projects and commenced development and redevelopment of seven projects. In addition to the projects highlighted for the fourth quarter above, these projects include:
◦Completed and fully placed in-service 325 Main Street, a premier workplace with approximately 414,000 square feet of office and retail space located in Cambridge, Massachusetts. The office component, comprising approximately 380,000 square feet, is 100% leased.
◦Commenced redevelopment of 651 Gateway in South San Francisco, California. 651 Gateway is an office building that is being converted to an approximately 327,000 net rentable square foot life sciences space. This property is owned by a joint venture in which BXP has a 50% interest.
◦Commenced development of the first phase of Platform 16 in San Jose, California. Platform 16 is a premier workplace project that, after completion of all phases, is expected to be approximately 1.1 million square feet. The first phase is approximately 390,000 net rentable square feet. This property is owned by a joint venture in which BXP has a 55% interest.
◦Commenced two development projects within Reston Town Center in Reston, Virginia:
•A luxury residential property that is expected to consist of 508 units across a five-story low-rise building and an iconic 39-story tower, which will be one of the tallest buildings in Northern Virginia. The residential property is owned by a newly formed joint venture with an institutional partner in which BXP has a 20% interest. The joint venture obtained a $140.0 million construction loan that bears interest at a variable rate equal to SOFR plus 2.00% per annum and matures on May 13, 2026, with two, one-year extension options, subject to certain conditions.
•Adjacent to the residential property, a premier workplace and retail project that, when completed, will consist of approximately 90,000 square feet of boutique commercial space with highly efficient floor plates.

–more–

◦Commenced redevelopment of 140 Kendrick Street - Building A in Needham, Massachusetts. When completed, the property will consist of approximately 104,000 square feet and will be the first Net Zero, Carbon Neutral office repositioning of this scale in Massachusetts. This property is 100% pre-leased.
◦Commenced redevelopment of 760 Boylston Street at the Prudential Center located in Boston, Massachusetts. The redevelopment is a modernization of the space consisting of approximately 118,000 rentable square feet. This property is 100% pre-leased.
•Including the sale of the residential component of The Avant at Reston Town Center highlighted in the fourth quarter above, completed the disposition of 15 properties, for a gross aggregate sale price of $864.2 million. The other dispositions included:
◦195 West Street, an approximately 63,500 square foot office building in Waltham, Massachusetts for a gross sales price of $37.7 million and net proceeds of $35.4 million. BXP recognized a gain on sale of approximately $22.7 million.
◦A portfolio of eleven suburban office properties aggregating approximately 733,000 square feet, located in Springfield, Virginia, for an aggregate gross sales price of $127.5 million. Net cash proceeds totaled approximately $121.9 million, and BXP recognized a gain on sale of real estate totaling approximately $96.2 million.
◦601 Massachusetts Avenue located in Washington, DC for a gross sale price of $531.0 million. Net cash proceeds totaled approximately $512.3 million resulting in a gain on sale of real estate totaling approximately $237.4 million. 601 Massachusetts Avenue is an 11-story, approximately 479,000 square foot premier workplace originally developed by BXP in 2013 and currently 98% leased. BXP continues to provide property management services to the new owner.
◦Land parcels located in Loudoun County, Virginia for a gross sale price of $27.0 million. Net cash proceeds totaled approximately $25.6 million resulting in a gain on sale of real estate totaling approximately $24.4 million.
•Including the purchase of a 27% interest in 200 Fifth Avenue highlighted in the fourth quarter above, completed the acquisition of three premier workplaces for a gross aggregate purchase price of $1.6 billion. The other acquisitions include:
◦125 Broadway, a six-story, 271,000 square foot laboratory/life sciences premier workplace that is 100% leased in the heart of Kendall Square in Cambridge, Massachusetts, further expanding BXP’s life sciences portfolio in what is considered to be the largest and most important cluster of life sciences companies and research space in the United States. This property was acquired for a purchase price, including transaction costs, of approximately $592.4 million.
◦Madison Centre, an approximately 755,000 square foot, 37-story, LEED-Platinum certified, premier workplace in Seattle, Washington that is 93% leased. The property was acquired for a gross purchase price of approximately $730.0 million.
•In June 2022, celebrated the 25th Anniversary of BXP’s listing on the New York Stock Exchange. Representatives from BXP across the U.S. rang the closing bell on June 24th in recognition of this milestone.

–more–

•Earned a top ESG rating in the 2022 GRESB® assessment. BXP earned its 11th consecutive “Green Star” recognition and the highest GRESB 5-star rating, as well as an “A” disclosure score. BXP also achieved the highest scores in several categories, including Data Monitoring & Review, Targets, Policies, Reporting, and Leadership.

The reported results are unaudited and there can be no assurance that these reported results will not vary from the final information for the quarter and year ended December 31, 2022. In the opinion of management, BXP has made all adjustments considered necessary for a fair statement of these reported results.

EPS and FFO per Share Guidance:
BXP’s guidance for the first quarter 2023 and full year 2023 for EPS (diluted) and FFO per share (diluted) is set forth and reconciled below. Except as described below, the estimates reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels, interest rates, the timing of the lease-up of available space, the timing of development cost outlays and development deliveries, and the earnings impact of the events referenced in this release and those referenced during the related conference call. The estimates do not include (1) possible future gains or losses or the impact on operating results from other possible future property acquisitions or dispositions, (2) the impacts of any other capital markets activity, (3) future write-offs or reinstatements of accounts receivable and accrued rent balances, or (4) future impairment charges. EPS estimates may be subject to fluctuations as a result of several factors, including changes in the recognition of depreciation and amortization expense, impairment losses on depreciable real estate, and any gains or losses associated with disposition activity. BXP is not able to assess at this time the potential impact of these factors on projected EPS. By definition, FFO does not include real estate-related depreciation and amortization, impairment losses on depreciable real estate, or gains or losses associated with disposition activities. There can be no assurance that BXP’s actual results will not differ materially from the estimates set forth below.

	First Quarter 2023		Full Year 2023
	Low	High	Low	High
Projected EPS (diluted)	$0.52	$0.54	$2.36	$2.46
Add:
Projected Company share of real estate depreciation and amortization	1.14	1.14	4.72	4.72
Projected FFO per share (diluted)	$1.66	$1.68	$7.08	$7.18

BXP will host a conference call on Wednesday, February 1, 2023 at 10:00 AM Eastern Time, open to the general public, to discuss the fourth quarter and full year 2022 results, provide a business update, and discuss other business matters that may be of interest to investors. Participants who would like to join the call and ask a question may register at https://register.vevent.com/register/BId05af3319e564ec8be027c89ab07667a to receive the dial-in numbers and unique PIN to access the call. There will also be a live audio, listen-only webcast of the call, which may be accessed in the Investors section of BXP’s website at https://investors.bxp.com/events-webcasts. Shortly after the call, a replay of the call will be available on BXP’s website at https://investors.bxp.com/events-webcasts for up to twelve months following the call.

–more–

Additionally, a copy of BXP’s fourth quarter 2022 “Supplemental Operating and Financial Data” and this press release are available in the Investors section of BXP’s website at investors.bxp.com.

BXP (NYSE: BXP) is the largest publicly traded developer, owner, and manager of premier workplaces in the United States, concentrated in six dynamic gateway markets - Boston, Los Angeles, New York, San Francisco, Seattle, and Washington, DC. BXP has delivered places that power progress for our clients and communities for more than 50 years. BXP is a fully integrated real estate company, organized as a real estate investment trust (REIT). Including properties owned by unconsolidated joint ventures, BXP’s portfolio totals 54.1 million square feet and 194 properties, including 13 properties under construction/redevelopment. For more information about BXP, please visit our website or follow us on LinkedIn or Instagram.

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by our use of the words “anticipates,” “believes,” “budgeted,” “could,” “estimates,” “expects,” “guidance,” “intends,” “may,” “might,” “plans,” “projects,” “should,” “will,” and similar expressions that do not relate to historical matters. These statements are based on our current plans, expectations, projections and assumptions about future events. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond BXP’s control. If our underlying assumptions prove inaccurate, or known or unknown risks or uncertainties materialize, actual results could differ materially from those expressed or implied by the forward-looking statements. These factors include, without limitation, the risks and uncertainties related to the impact of changes in general economic and capital market conditions, including continued inflation, increasing interest rates, supply chain disruptions, labor market disruptions, dislocation and volatility in capital markets, job losses and potential longer-term changes in consumer and client behavior resulting from the severity and duration of any downturn in the U.S. or global economy, the impact of geopolitical conflicts, including the ongoing war in Ukraine, the impact of the COVID-19 global pandemic on our and our clients’ financial condition, results of operations and cash flows (including the impact of actions taken to contain the pandemic or mitigate its impact, the direct and indirect economic effects of the pandemic and containment measures on our clients, and the ability of our clients to successfully operate their businesses); the impact of possible future health crises, BXP’s ability to enter into new leases or renew leases on favorable terms, dependence on clients’ financial condition, the uncertainties of real estate development, acquisition and disposition activity, the ability to effectively integrate acquisitions, the uncertainties of investing in new markets, the costs and availability of financing, the effectiveness of our interest rate hedging contracts, the ability of our joint venture partners to satisfy their obligations, the effects of local, national and international economic and market conditions, the effects of acquisitions, dispositions and possible impairment charges on our operating results, the impact of newly adopted accounting principles on BXP’s accounting policies and on period-to-period comparisons of financial results, the uncertainties of costs to comply with regulatory changes (including potential costs to comply with the Securities and Exchange Commission’s proposed rules to standardize climate-related disclosures) and other risks and uncertainties detailed from time to time in BXP’s filings with the SEC. These forward-looking statements speak only as of the date of issuance of this report and are not guarantees of future results, performance, or achievements. BXP does not undertake a duty to update or revise any forward-looking statement whether as a result of new information, future events or otherwise, except as otherwise required by law.

Financial tables follow.

–more–

BOSTON PROPERTIES, INC. CONSOLIDATED BALANCE SHEETS (Unaudited)
	December 31, 2022	December 31, 2021
	(in thousands, except for share and par value amounts)
ASSETS
Real estate, at cost	$24,261,588	$22,298,103
Construction in progress	406,574	894,172
Land held for future development	721,501	560,355
Right of use assets - finance leases	237,510	237,507
Right of use assets - operating leases	167,351	169,778
Less: accumulated depreciation	(6,298,082)	(5,883,961)
Total real estate	19,496,442	18,275,954
Cash and cash equivalents	690,333	452,692
Cash held in escrows	46,479	48,466
Investments in securities	32,277	43,632
Tenant and other receivables, net	81,389	70,186
Related party note receivable, net	78,576	78,336
Note receivables, net	—	9,641
Sales-type lease receivable, net	12,811	—
Accrued rental income, net	1,276,580	1,226,745
Deferred charges, net	733,282	618,798
Prepaid expenses and other assets	43,589	57,811
Investments in unconsolidated joint ventures	1,715,911	1,482,997
Total assets	$24,207,669	$22,365,258
LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$3,272,368	$3,267,914
Unsecured senior notes, net	10,237,968	9,483,695
Unsecured line of credit	—	145,000
Unsecured term loan, net	730,000	—
Lease liabilities - finance leases	249,335	244,421
Lease liabilities - operating leases	204,686	204,561
Accounts payable and accrued expenses	417,545	320,775
Dividends and distributions payable	170,643	169,859
Accrued interest payable	103,774	94,796
Other liabilities	450,918	391,441
Total liabilities	15,837,237	14,322,462

Commitments and contingencies	—	—
Redeemable deferred stock units	6,613	9,568
Equity:
Stockholders’ equity attributable to Boston Properties, Inc.:
Excess stock, $0.01 par value, 150,000,000 shares authorized, none issued or outstanding	—	—
Preferred stock, $0.01 par value, 50,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.01 par value, 250,000,000 shares authorized, 156,836,767 and 156,623,749 issued and 156,757,867 and 156,544,849 outstanding at December 31, 2022 and December 31, 2021, respectively	1,568	1,565
Additional paid-in capital	6,539,147	6,497,730
Dividends in excess of earnings	(391,356)	(625,891)
Treasury common stock at cost, 78,900 shares at December 31, 2022 and December 31, 2021	(2,722)	(2,722)
Accumulated other comprehensive loss	(13,718)	(36,662)
Total stockholders’ equity attributable to Boston Properties, Inc.	6,132,919	5,834,020
Noncontrolling interests:
Common units of the Operating Partnership	683,583	642,655
Property partnerships	1,547,317	1,556,553
Total equity	8,363,819	8,033,228
Total liabilities and equity	$24,207,669	$22,365,258

BOSTON PROPERTIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
	(in thousands, except for per share amounts)
Revenue
Lease	$739,094	$690,912	$2,918,368	$2,753,014
Parking and other	26,991	23,087	107,225	81,814
Hotel revenue	11,087	6,227	39,482	13,609
Development and management services	8,406	7,516	28,056	27,697
Direct reimbursements of payroll and related costs from management services contracts	4,246	3,321	15,450	12,487
Total revenue	789,824	731,063	3,108,581	2,888,621
Expenses
Operating
Rental	282,265	256,778	1,108,070	1,021,151
Hotel	7,646	5,005	27,478	12,998
General and administrative	36,000	33,649	146,378	151,573
Payroll and related costs from management services contracts	4,246	3,321	15,450	12,487
Transaction costs	759	2,066	2,905	5,036
Depreciation and amortization	198,330	177,521	749,775	717,336
Total expenses	529,246	478,340	2,050,056	1,920,581
Other income (expense)
Loss from unconsolidated joint ventures	(58,451)	(825)	(59,840)	(2,570)
Gains on sales of real estate	55,726	115,556	437,019	123,660
Gain on sales-type lease	10,058	—	10,058	—
Interest and other income (loss)	5,789	1,564	11,940	5,704
Other income - assignment fee	—	—	6,624	—
Gains (losses) from investments in securities	2,096	1,882	(6,453)	5,626
Unrealized loss on non-real estate investment	(150)	—	(150)	—
Losses from early extinguishment of debt	—	(44,284)	—	(45,182)
Interest expense	(119,923)	(103,331)	(437,139)	(423,346)
Net income	155,723	223,285	1,020,584	631,932
Net income attributable to noncontrolling interests
Noncontrolling interests in property partnerships	(19,961)	(18,204)	(74,857)	(70,806)
Noncontrolling interest—common units of the Operating Partnership	(13,972)	(20,544)	(96,780)	(55,931)
Net income attributable to Boston Properties, Inc.	121,790	184,537	848,947	505,195
Preferred dividends	—	—	—	(2,560)
Preferred stock redemption charge	—	—	—	(6,412)
Net income attributable to Boston Properties, Inc. common shareholders	$121,790	$184,537	$848,947	$496,223
Basic earnings per common share attributable to Boston Properties, Inc. common shareholders:
Net income	$0.78	$1.18	$5.41	$3.18
Weighted average number of common shares outstanding	156,773	156,297	156,726	156,116
Diluted earnings per common share attributable to Boston Properties, Inc. common shareholders:
Net income	$0.78	$1.18	$5.40	$3.17
Weighted average number of common and common equivalent shares outstanding	157,112	156,654	157,137	156,376

BOSTON PROPERTIES, INC.
FUNDS FROM OPERATIONS (1)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
	(in thousands, except for per share amounts)
Net income attributable to Boston Properties, Inc. common shareholders	$121,790	$184,537	$848,947	$496,223
Add:
Preferred stock redemption charge	—	—	—	6,412
Preferred dividends	—	—	—	2,560
Noncontrolling interest - common units of the Operating Partnership	13,972	20,544	96,780	55,931
Noncontrolling interests in property partnerships	19,961	18,204	74,857	70,806
Net income	155,723	223,285	1,020,584	631,932
Add:
Depreciation and amortization expense	198,330	177,521	749,775	717,336
Noncontrolling interests in property partnerships’ share of depreciation and amortization	(17,435)	(17,482)	(70,208)	(67,825)
Company’s share of depreciation and amortization from unconsolidated joint ventures	24,626	20,401	89,275	71,966
Corporate-related depreciation and amortization	(431)	(426)	(1,679)	(1,753)
Impairment loss included within loss from unconsolidated joint ventures	50,705	—	50,705	—
Less:
Gains on sale of investment included within loss from unconsolidated joint ventures	—	—	—	10,257
Gains on sales of real estate	55,726	115,556	437,019	123,660
Gain on sales-type lease	10,058	—	10,058	—
Unrealized loss on non-real estate investment	(150)	—	(150)	—
Noncontrolling interests in property partnerships	19,961	18,204	74,857	70,806
Preferred dividends	—	—	—	2,560
Preferred stock redemption charge	—	—	—	6,412
Funds from operations (FFO) attributable to the Operating Partnership common unitholders (including Boston Properties, Inc.)	325,923	269,539	1,316,668	1,137,961
Less:
Noncontrolling interest - common units of the Operating Partnership’s share of funds from operations	32,983	26,576	133,115	111,975
Funds from operations attributable to Boston Properties, Inc. common shareholders	$292,940	$242,963	$1,183,553	$1,025,986
Boston Properties, Inc.’s percentage share of funds from operations - basic	89.88%	90.14%	89.89%	90.16%
Weighted average shares outstanding - basic	156,773	156,297	156,726	156,116
FFO per share basic	$1.87	$1.55	$7.55	$6.57
Weighted average shares outstanding - diluted	157,112	156,654	157,137	156,376
FFO per share diluted	$1.86	$1.55	$7.53	$6.56

(1)Pursuant to the revised definition of Funds from Operations adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“Nareit”), we calculate Funds from Operations, or “FFO,” by adjusting net income (loss) attributable to Boston Properties, Inc. common shareholders (computed in accordance with GAAP) for gains (or losses) from sales of properties, impairment losses on depreciable real estate consolidated on our balance sheet, impairment losses on our investments in unconsolidated joint ventures driven by a measurable decrease in the fair value of depreciable real estate held by the unconsolidated joint ventures and real estate-related depreciation and amortization. FFO is a non-GAAP financial measure, but we believe the presentation of FFO, combined with the presentation of required GAAP financial measures, has improved the understanding of operating results of REITs among the investing public and has helped make comparisons of REIT operating results more meaningful. Management generally considers FFO and FFO per share to be useful measures for understanding and comparing our operating results because, by excluding gains and losses related to sales of previously depreciated operating real estate assets, impairment losses and real estate asset depreciation and amortization (which can differ across owners of similar assets in similar condition based on historical cost accounting and useful life estimates), FFO and FFO per share can help investors compare the operating performance of a company’s real estate across reporting periods and to the operating performance of other companies.
Our calculation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current Nareit definition or that interpret the current Nareit definition differently.
In order to facilitate a clear understanding of the Company’s operating results, FFO should be examined in conjunction with net income attributable to Boston Properties, Inc. common shareholders as presented in the Company’s consolidated financial statements. FFO should not be considered as a substitute for net income attributable to Boston Properties, Inc. common shareholders (determined in accordance with GAAP) or any other GAAP financial measures and should only be considered together with and as a supplement to the Company’s financial information prepared in accordance with GAAP.

BOSTON PROPERTIES, INC.
PORTFOLIO LEASING PERCENTAGES

	% Leased by Location
	December 31, 2022	December 31, 2021
Boston	90.2%	91.4%
Los Angeles	88.3%	88.8%
New York	86.8%	87.6%
San Francisco	88.5%	87.3%
Seattle	88.3%	90.9%
Washington, DC	88.7%	87.2%
Total Portfolio	88.6%	88.8%

AT BXP
Michael LaBelle
Executive Vice President,
Chief Financial Officer and Treasurer
mlabelle@bxp.com

Helen Han
Vice President, Investor Relations
hhan@bxp.com

# # #